Exhibit 10.1

EMPLOYMENT AGREEMENT

        AGREEMENT dated as of April 18, 2006, between LIFETIME BRANDS, INC., a Delaware corporation (the “Company”), and ALAN R. KANTER (the “Executive”).

        The Executive is currently an executive officer of Syratech Corporation, a Delaware corporation (“Syratech”). Syratech, Wallace International de P.R., Inc., a Delaware corporation (“Wallace”), CHI International, Inc., a Maryland corporation (“CHI International”), and Syratech (H.K.) Limited, a Hong Kong corporation (“Limited” and, together with Syratech, Wallace and CHI International, the “Sellers”) have entered into that certain Asset Purchase Agreement dated as of March 8, 2006 with the Company and Syratech Acquisition Corporation, a Delaware corporation (the “Asset Purchase Agreement”), pursuant to which, among other things, the Company has agreed to purchase substantially all of the assets of the Sellers and all of the ongoing business operations of the Sellers as conducted by the Sellers on the Closing Date under the Asset Purchase Agreement (collectively, the “Business”).

        To ensure that the Company will continue to have the benefit of the Executive’s services with respect to the Business after the Closing under the Asset Purchase Agreement, the Asset Purchase Agreement requires that the Executive and the Company enter into this Agreement and that this Agreement be in full force and effect at the Closing under the Asset Purchase Agreement.

        The Company wishes to employ the Executive, and the Executive wishes to be employed by the Company, which employment shall become effective at the Closing under the Asset Purchase Agreement and shall be on the terms and subject to the conditions set forth below in this Agreement.

        In consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment and Acceptance; Effective Date; Employment Term

        1.1 The Company hereby employs the Executive and the Executive hereby accepts employment from the Company for a term of service determined in accordance with this Agreement.

        1.2 This Agreement shall become effective, without any further action by either of the parties, upon the date (the “Effective Date”) of the consummation of the Closing under the Asset Purchase Agreement. If for any reason whatsoever the Closing under the Asset Purchase Agreement does not occur, then this Agreement shall become null and void and shall have no further force or effect, and neither party hereto shall have any liability or obligation to the other party whatsoever, including any liability for special, indirect or consequential damages of any kind.

        1.3 The Executive’s term of employment pursuant to this Agreement shall commence on the Effective Date and, unless otherwise terminated pursuant to Section 4 of this Agreement, shall continue until the third anniversary of the Effective Date (the “Initial Term”). The Executive’s employment shall continue thereafter for consecutive periods of one year (each, an “Additional Term”), unless otherwise terminated pursuant to Section 4 of this Agreement or unless either the Executive or the Company gives written notice to the other no later than ninety (90) days prior to the expiration of the Initial Term or any Additional Term, as the case may be, of the decision not to extend the Executive’s employment. The period of the Executive’s employment hereunder shall hereinafter be referred to as the “Employment Term.” Upon the expiration of the Employment Term (a) the Company shall continue to pay the Executive his base salary (as provided in Section 3.1 hereof) at the rate in effect on the date of termination hereunder and in accordance with the Company’s payroll practices applicable to the Executive at that time for a period of one (1) year; (b) the Company shall at its expense cause the Executive’s coverage under all of the Company’s insurance plans which were in effect at the expiration of the Employment Term to continue during such one (1) year period as if the Executive had remained employed by the Company during such period, in each case to the extent available under the Company’s insurance plans existing during such one (1) year period; and (c) Section 8 shall remain in effect during such one (1) year period.

2. Duties and Authority

        2.1 Duties. During the Employment Term, the Executive shall devote his full working time and energies to the business and affairs of the Company. The Executive agrees during such Employment Term to use his best efforts, skill and abilities to promote the Company’s interests, and to perform such duties (consistent with his status as set forth below in this Section 2) as may be assigned to him by the Board of Directors of the Company (the “Board”) or by the Chief Executive Officer of the Company (the “CEO”) or his designee. During the Employment Term, the Executive shall not, directly or indirectly, without the prior written consent of the Company, render any services to any other person, or acquire any interests of any type in any other person; provided, however, that the foregoing shall not be deemed to prohibit the Executive from (a) acquiring, solely as an investment and through market purchases, securities of any entity that is registered under Section 12 of the Securities Exchange Act of 1934 and which are publicly traded so long as he is not part of any control group of such corporation, (b) acquiring, solely as an investment, any securities of, or interests in, any other entity so long as he remains a passive investor in such entity and does not become part of any control group thereof and so long as such entity has no material business connection with the Company or any of its subsidiaries, or (c) (i)

devoting such time and energy as the Executive deems appropriate consistent with his duties hereunder to the work of eleemosynary institutions of the Executive’s choosing, or (ii) continuing with his ownership interests in Iconexus, LLC, a Massachusetts limited liability company, Metal Masters, LLC, a Massachusetts limited liability company and Performance Indicator LLC, a Maryland limited liability company; provided, that such work does not interfere, conflict or compete with the Executive’s full, complete and faithful performance of his duties hereunder.

        2.2 Authority. During the Employment Term, the Executive shall serve as an Executive Vice President of the Company, Chairman of Wallace International de P.R., Inc., a Delaware corporation and subsidiary of the Company, and Group President for Flatware, Home Décor and Frames. In such capacities, subject to the direction and control of the Board and the CEO, the Executive shall manage and direct the Company’s flatware, home décor and picture frame businesses. The Executive will perform his services subject to the direction and control of the Board and the CEO or his designee and will report to the CEO or his designee and, if requested to do so, to the Board.

        2.3 Location of Service. The Executive’s principal office location shall be at the Company’s office in the Boston, Massachusetts area; however, the Executive recognizes that frequent travel, both within and outside the United States of America, may be required in connection with his responsibilities under this agreement. In addition, at the Company’s request, the Executive may be required to attend meetings with the Board, the CEO and with other executives of the Company, and to keep such persons fully informed of the Executive’s activities.

3.    Compensation.

        3.1 Base Salary. The Company shall pay or cause to be paid to the Executive during the Employment Term, a base salary of not less than Four Hundred Twenty Thousand Dollars ($420,000) per annum, payable in monthly or more frequent installments in accordance with the Company’s regular payroll practices for senior executives. It is expressly contemplated that the Company may, in its discretion but without any obligation, increase the Executive’s base salary during the Employment Term. Once the Executive’s base salary shall have been increased, it shall not thereafter be decreased without his written consent.

        3.2 Performance Bonus. Following the completion of the Company’s fiscal years ending December 31, 2006, December 31, 2007 and December 31, 2008, the Executive shall be eligible to receive a year-end bonus (a “Performance Bonus”). The Performance Bonus, if any, payable to the Executive shall be an amount determined in accordance with the following:

Fiscal year	Performance Bonus Amount

2006	2.5% of EBIT for 2006.

2007	The sum of (a) 1.5% of EBIT for 2007, plus (b) 7.5% of the positive difference, if any, between EBIT for 2007 less EBIT for 2006.

2008	The sum of (a) 1.5% of EBIT for 2008, plus (b) 7.5% of the positive difference, if any, between EBIT for 2008 less EBIT for 2007.

        For purposes of the foregoing, “EBIT” for any year shall mean Earnings (as defined below) of the Business for such year, and will be determined from the accounting books and records of the Business maintained in the ordinary course of business consistent with past practices. For this purpose, “Earnings” shall be “net income” determined in accordance with generally accepted accounting principles, plus any deductions for interest and income taxes that were included in the determination of such Earnings. The Company shall pay the Performance Bonus, if any, with respect to each applicable fiscal year within thirty (30) days following the completion of the Company’s audited financial statements for such fiscal year. The Performance Bonus due, if any, shall be payable in cash.

3.3 Stock Option.

        3.3.1 On the Effective Date, the Company shall grant the Executive a non-transferable option (the “Option”) to purchase 75,000 shares of the Company’s common stock, par value $.01 per share, at an exercise price equal to the fair market value of such shares as of the date of grant. The Option shall be granted under the Company’s Stock Option Plan in effect as of the Effective Date (the “Option Plan”) and shall be subject to all of the terms, conditions, limitations and restrictions contained therein. The Option shall be evidenced by a written stock option agreement in the standard form used by the Company (the “Option Agreement”), which Option Agreement shall provide that, subject to Section 3.3.2 below, the Option shall vest over four (4) years, with one fourth vesting on the first anniversary of the grant date and three-fourths vesting in equal monthly installments over the following three (3) years; the term of the Option shall be ten (10) years, subject to earlier termination as set forth in the Option Agreement. In the event of a conflict between the terms of this Section 3.3 and the terms of the Option Plan and/or the Option Agreement, the terms of the Option Plan and/or the Option Agreement, as the case may be, shall govern. The Executive represents that he is an accredited investor as such term is defined pursuant to Regulation D under the Securities Act of 1933 and that he will acquire the Option, and that he will be acquiring the shares upon exercise of the Option, for investment purposes only and not with a view to the resale, transfer or other distribution thereof.

        3.3.2 In the event that, pursuant to Section 1.3 hereof, the Company gives written notice to the Executive prior to the expiration of the Employment Term of the Company’s decision not to extend the Executive’s employment hereunder, then, notwithstanding anything in Section 3.3.1 to the contrary, any portion of the Option which has not already vested shall vest immediately upon the normal expiration of the then-current Employment Term.

        3.4 Automobile Allowance. During the Employment Term, the Company shall pay the Executive an automobile allowance in the amount of $750 per month. This automobile allowance is intended to cover all expenses associated with the Executive’s use of an automobile for Company business, so that no other expenses relating to such automobile use will be reimbursed, except gas and tolls incurred in using such automobile for Company business.

3.5 Other Benefits.

        3.5.3 During the Employment Term, the Executive shall remain e1igible to participate in any pension, profit-sharing, bonus, stock award, stock option or similar plan or program of the Company now existing or established hereafter in which the Company’s executive employees are generally entitled to participate, to the extent that he is eligible under the general provisions thereof.

        3.5.2 During the Employment Term, the Executive also shall remain eligible to participate in any group insurance, hospitalization, medical, health and accident, disability, or similar plans and programs (collectively, “Insurance Plans”) of the Company now existing or hereafter established in which the Company’s executive employees are generally entitled to participate, to the extent that he is eligible under the general provisions thereof.

4.       Termination of Service.

        4.1 Discharge for Cause. The Company may discharge the Executive for cause at any time and thereby terminate the Executive’s Employment Term. Such discharge shall be effected by written notice (the “Discharge Notice”) to the Executive which shall specify the reasons for the Executive’s discharge and the effective date thereof. As used herein, the term “for cause” shall mean: (i) the Executive’s willful violation of specific written directions from the Board or the CEO (which directions must not be inconsistent with the provisions of this Agreement); (ii) the Executive’s conviction for, entering a plea of guilty or nolo contendere, or agreeing to a civil penalty or entering into a consent decree, in connection with (A) any felony or any other crime involving fraud, embezzlement or bribery, or (B) any banking or securities law violation related to the Company; (iii) the Executive’s having committed an act of disloyalty, dishonesty or breach of trust relating to the Company; (iv) the engaging by the Executive in misconduct involving moral turpitude; (v) the willful engaging by the Executive in conduct that is injurious to the Company or any of its direct or indirect subsidiaries, or has or threatens to have a material adverse impact on the Company or any of its direct or indirect subsidiaries; (vi) the Executive’s extended absences without permission or his failure to work on a full-time basis (other than any such failure resulting from the Executive’s disability as described in Section 4.2 hereof); (vii) the Executive’s charging of material improper expenses to the Company; (viii) the breach or violation of any provision of this Agreement, including, but not limited to, the confidentiality, non-solicitation and non-competition and non-disparagement provisions set forth in paragraphs 7, 8 and 9 hereof, and the failure to cure the some within ten (10) days after receipt of written notice thereof. Upon termination pursuant to this Section 4.1, this Agreement and all benefits hereunder shall terminate, except (a) that such discharge and termination shall not affect Subpart (b) of Section 12.4 or any rights which the Executive may have at the time of discharge and termination pursuant to any insurance or other death benefit (excluding the death benefit provided for in Section 4.3), bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements, and (b) as otherwise provided in Sections 7, 8 and 9 hereof.

        4.2 Disability. The Executive’s Employment Term may be terminated if the Executive becomes disabled during his employment hereunder so that he is unable substantially to perform his services hereunder for six consecutive months. Such disability shall be determined by a mutually agreeable independent physician after the expiration of said six months, said termination to be effective at least thirty days after written notice to the parties of such determination. The Company shall pay the Executive his full compensation through such effective date and shall pay or cause to be paid to the Executive until the first anniversary of such effective date annual compensation in an amount equal to not less than 40% of the Executive’s final base salary as defined in Section 3.1. Amounts paid to the Executive pursuant to this Section 4.2 shall not (i) diminish or otherwise adversely affect any retirement benefits to which the Executive might otherwise be entitled, or (ii) affect any rights which the Executive may have at the time of termination pursuant to any insurance or other death benefit, bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

        4.3 Death. If the Executive shall die during the Employment Term, this Agreement and all benefits hereunder shall terminate except that (i) the Executive’s surviving spouse, if any, sha11 be entitled to receive the Executive’s final base salary as defined in Section 3.1 to the last day of the twelfth month next following the month in which his death occurs; and (ii) such termination shall not affect any rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit, bonus, retirement, or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

        4.4 Discharge Without Cause; Diminution of Duties and Responsibilities. The Company retains the right to discharge the Executive without cause at any time by written notice of termination of employment given to the Executive, which notice shall become effective no sooner than 90 days after receipt thereof. Notwithstanding the failure of the Company to give such notice, if the Executive shall not be continued during the Employment Term in the positions, and with the responsibilities, powers and authority provided in Section 2 hereof, or if the location of the Executive’s employment is moved more than twenty-five (25) miles from its location as of the date hereof, the Executive shall have the right to terminate his employment hereunder by giving written notice to the Company at any time within ninety days following and as a result of either such event unless the occurrence of such event is corrected prior to the effective date of termination specified in the Executive’s written notice of termination, which such effective date specified in such notice shall be no sooner than thirty days following the date on which such notice is given. If the Company discharges the Executive without cause, or if the Executive terminates his employment hereunder pursuant to this Section, subject to Section 4.5, the Executive shall continue to receive, as severance compensation, his base salary (as provided in Section 3.1 hereof) at the rate in effect on the date of termination hereunder, and in accordance with the Company’s payroll practices applicable to the Executive at that time, until the later to occur of: (i) one year following the effective date of any such termination; and (ii) the remainder of the Employment Term then in effect at the time of any such termination. In addition, the Company shall at its expense cause the Executive’s coverage under all of the Company’s insurance plans which were in effect at the termination of the Executive’s Employment Term to continue until the first anniversary of the termination of his employment hereunder, as if he had remained employed by the Company until such date.

        The Executive shall not be required to seek or accept other employment in order to mitigate his damages hereunder, and the Company’s obligations to pay him following such termination shall not be reduced by the amount of any compensation actually received by the Executive for employment with any other person.

        4.5 Release. Notwithstanding anything in Section 4.4 to the contrary, in no event shall the Executive be entitled to receive any amounts, rights or benefits under Section 4.4 unless he executes a release of claims against the Company in form and substance as set forth in Exhibit A attached hereto.

         5. Expenses.

        5.1 Upon submission of proper vouchers, the Company will pay or reimburse the Executive for all transportation, hotel, living and entertainment expenses incurred by the Executive on business trips outside the metropolitan Boston area reasonably incurred by him in connection with all pre-approved activities relating to the business of the Company and its subsidiaries during the Employment Term, all in accordance with the Company’s policies in effect on the date hereof and/or hereafter from time to time during the term of this Agreement.

        5.2 In the event that the Executive institutes any legal action to enforce his rights under, or to recover damages for breach of, this Agreement, and he is the prevailing party in such an action, he shall be entitled to recover from the Company any actual expenses for reasonable attorneys’ fees and disbursements incurred by him.

6. Indemnification. The Company will indemnify the Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Company or any of its subsidiaries, or action taken purportedly on behalf of the Company or any of its subsidiaries. The Company will, upon request by the Executive, promptly advance or pay any amounts for costs, charges or expenses (including but not limited to legal fees and expenses incurred by counsel retained by the Executive) in respect of his right to indemnification hereunder, subject to a later determination as to the Executive’s ultimate right to receive such payment, and the Executive’s undertaking to repay such amounts if it is later determined that he is not entitled to any such amount advanced. The provisions of this Section 6 will survive any termination of this Agreement.

7.       Protection of Confidential Information.

        7.1 Covenant. The Executive acknowledges and agrees that the Company and its direct and indirect subsidiaries (collectively, the “Beneficiaries”) own, control and have exclusive access to a body of existing technical knowledge and technology, and that the Beneficiaries have expended and are expending substantial resources in a continuing program of research, development and production with respect to their businesses. The Beneficiaries possess and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to the Beneficiaries, and/or in which property rights have been or will be assigned or otherwise conveyed to the Beneficiaries, which information has commercial value in the business in which the Beneficiaries are engaged including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future development and other information not readily available to the public. All of the aforementioned information is hereinafter called “Confidential Information.” The Executive acknowledges that his employment by the Company creates a relationship of confidence and trust between the

Executive and the Beneficiaries, and that by reason of such employment the Executive will come into possession of, contribute to, have access to and knowledge of Confidential Information. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. The Executive further acknowledges that the business of the Company is international in scope, and that the nature of the Executive’s services, position and expertise are such that he is capable of competing with the Company from nearly any location in the Western hemisphere. In recognition of the foregoing, the Executive covenants and agrees that during the period of his employment and at all times thereafter, the Executive will use and hold such Confidential Information solely for the benefit of the Beneficiaries and shall not use such Confidential Information for the Executive’s own benefit or for the benefit of any third party. The Executive shall not, directly or indirectly, disclose or reveal such Confidential Information, in any manner, to any person other than the Company’s employees unless required by law and, then, to the extent practicable, only following prior written notice to the Company.

        7.2 Specific Remedy. If the Executive commits a material breach of any of the provisions of Section 7.1, the Company shall have, in addition to the other remedies provided by law, the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, without the requirement for the Company to post any bond, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

        7.3 The provisions of this Section 7 shall survive any termination of this Agreement.

    8.        Non-Competition.

        8.1 Covenant. 1. In recognition of the considerations described in Section 7.1 and in the preamble to this Agreement, the Executive agrees that he shall not, without the written permission of the Company (i) enter into the employ of or render any services to any person, firm, corporation or other entity engaged in any “Competitive Business” (as defined in Section 8.3), (ii) engage in any Competitive Business for his own account, (iii) become interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity, (iv) solicit or accept business, in competition with any of the Beneficiaries, from any of the customers, or known customer prospects of any of the Beneficiaries with whom the Executive had contact during the Employment Term for the purpose of establishing, maintaining or furthering a business relationship on the behalf of the Company, or otherwise induce or influence any such customer or known customer prospect to reduce its volume of business, or terminate or divert its relationship or otherwise in any way adversely affect its relationship, with any of the Beneficiaries, or (v) employ, engage or retain, or solicit for employment, engagement or retention, any person who, within the prior twelve (12) months, was a director, officer, employee, consultant, advisor, representative or agent of the Company, or encourage any such person to terminate his or her employment or other relationship with any of the Beneficiaries; provided, however, that nothing contained in this Section 8.1 shall be deemed to prohibit the Executive from acquiring, solely as an investment through market purchases, securities of any corporation which are registered under Section 12 of the Securities Exchange Act of 1934 and which are publicly traded so long as he is not part of any control group of such corporation.

        (b)        The provisions of paragraph (a) of this Section shall apply for and during the period of the Executive’s Employment Term and as set forth in Section 1.3.

        8.2 Specific Remedy. In the event of a breach or threatened breach by the Executive of Section 8.1, the Company shall, in addition to the other remedies provided by law, have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, without any requirement to post any bond, it being acknowledged and agreed that any breach or threatened breach of Section 8.1 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Notwithstanding anything to the contrary contained in this Agreement, all options and other incentive awards granted to the Executive and all retirement, insurance and other benefits to which the Executive is entitled under any plan or agreement of the Company shall continue to be governed by the provisions of such plan or agreement upon the occurrence of any of the events referred to in Section 8.1.

        8.3 “Competitive Business”. The phrase “Competitive Business” as used in this Agreement shall mean any line of business that is substantially the same as any line of any operating business engaged in or conducted by the Company and which, during, or at the expiration of, the Employment Term, the Company was engaged in or conducting, or had, to the knowledge of the Executive, definitively planned to engage in or conduct, and which during the fiscal year of the Company next preceding the date as of which the determination of competitive stature needs to be made constituted at least 3% of the gross sales of the Company and its subsidiaries on a consolidated basis. The Executive may, without being deemed in violation of Section 8.1, become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, a consulting or advisory firm, an investment banking firm, or a similar organization (whether in partnership, corporate or other form) which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on the condition that the Executive shall not personally render any services in connection with any such Competitive Business, either directly to such Competitive Business or other persons or to his firm in connection therewith.

        9.       Non-Disparagement. The Company and the Executive covenant and agree that during the Employment Term and following termination of the Employment Term, neither party shall make any disparaging, false or abusive remarks or communications, written or oral, regarding the Executive or the Company, the Company’s products, brands, trademarks, officers, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has business relationships.

        10.       Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final and binding arbitration in New York, New York by three (3) arbitrators. Except as otherwise expressly provided in this Section 10, the arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within the thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 10 shall not be construed to limit the Company’s right to obtain equitable relief under this Agreement with respect to any matter or controversy subject to this Agreement, and, pending, a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without first being required to arbitrate such matter or controversy and without the necessity of posting bond.

        11.       Notices. All notices, requests, consents and other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

11.1	If the Company:

One Merrick Avenue Westbury, New York 11590-6601
Attention: Board of Directors (with a copy, similarly addressed by Attention: Legal Department)

        11.2 If to the Executive, to him at his address on the personnel records of the Company.

    12.        General.

        12.1 Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to those laws that would require the application of the substantive law of another jurisdiction), except that the provisions of Section 6 shall be governed by the laws of the State of Delaware.

        12.2 Captions. The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        12.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

        12.4 Termination of Prior Employment Agreement. Any employment agreement between the Executive and Syratech or any of its subsidiaries, including without limitation the employment agreement with Syratech dated as of August 16, 1991, as amended (the “Syratech Employment Agreement”), shall automatically terminate and be of no force and effect, on the Effective Date hereunder, without any cost or expense to the Company, Syratech or any of the other direct or indirect subsidiaries of the Company; provided, however, that (a) Syratech shall pay to the Executive any accrued but unpaid salary due to the Executive as of the Effective Date hereunder; and (b) the retirement benefit set forth in section 3.4 of the Syratech Employment Agreement, as amended, is hereby assumed by the Company and shall remain in full force and effect.

        12.5 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

        12.6 Assignability. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which shall expressly assume such obligations.

        12.7 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

LIFETIME BRANDS, INC.
By: /s/ Jeffrey Siegel
Name: Jeffrey Siegel Title: Chief Executive Officer
/s/ Alan R. Kanter
Alan R. Kanter

Exhibit A

Form of Release

        For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, /s/ Alan R. Kanter, an individual (the “Releasor”), hereby covenants and agrees as follows:

        1.     Release. The Releasor hereby absolutely, irrevocably, knowingly and voluntarily releases and forever discharges each of the Releasees (as hereinafter defined) from any and all Claims (as hereinafter defined), whether or not any such Claim is now held, owned or possessed by the Releasor, whether any such Claim is known or unknown, suspected or unsuspected, billed or unbilled, disclosed or undisclosed, claimed or concealed, material or immaterial, absolute, fixed or contingent, direct or indirect or nominally or beneficially claimed by the Releasor, and whether any such Claim is past or present (but not any future Claims), which the Releasor may have or could assert against any Releasee, from the beginning of time through the date hereof (collectively, the “Released Claims”).

        Certain Definitions. As used in this Release:

        (a)        “Releasees” means Lifetime Brands, Inc, a Delaware corporation (“Lifetime”) and each and every one of its Affiliates, and each of the stockholders, directors, officers, employees, consultants, agents and representatives of each of them.

        (b)        “Claims” means any and all claims, demands, disputes, charges, complaints, controversies, suits, proceedings, judgments, actions, causes of action, cross-claims, cross-actions, damages, debts, loans, dues, accounts, rights, contracts, agreements, covenants, promises, liabilities, obligations, bonds, costs, expenses, duties, guarantees and liens, in each case of every kind, nature and description, whether the same be in administrative proceedings, in arbitration, at law, in admiralty, in equity or mixed, in the United States of America, in any state or other political entity within the United States of America or in any other jurisdiction.

        (c)        “Affiliate” of any person or entity shall be deemed to be any other person or entity directly or indirectly controlled by, controlling or under common control with that person or entity.

    3.        Covenant Not to Sue. The Releasor shall not at any time initiate or permit to be initiated any Claim against any of the Releasees with respect to any of the Released Claims or assert the invalidity of this Release. If, notwithstanding the foregoing, the Releasor brings any Claim against any of the Releasees in violation of the preceding sentence, then, in addition to any other remedies to which the Releasees may be entitled under applicable law, the Releasor shall fully indemnify and hold harmless each of the Releasees in the amount of any judgment or settlement and any related costs (including, without limitation, reasonable attorneys’ fees and expenses) entered against, paid or incurred by any of the Releasees in connection therewith.

    4.        Essential to the Overall Transaction. The Releasor acknowledges and agrees that its release set forth in this Release is an essential element of the consideration underlying the Employment Agreement by and between the Releasor and Lifetime, and is a principal reason that Lifetime was willing to enter into the Employment Agreement and perform its obligations thereunder, and therefore the value to Lifetime of the transactions contemplated under the Employment Agreement would be substantially diluted if the Releasor violated any of the terms of this Release.

    5.        Enforcement. The Releasor hereby agrees that any breach or threatened breach by it of this Release will cause material and irreparable damage to the Releasees and that any remedy at law for any such breach or threatened breach will be inadequate. Therefore, the Releasor agrees that any of the Releasees shall have the right, in addition to, and not in lieu of, all other rights and remedies to which such Releasee may be entitled hereunder, under the Employment Agreement (with respect to Lifetime), pursuant to any statute, or pursuant to any common or judicial law (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), to obtain expedited temporary or preliminary equitable relief, including a temporary restraining order and/or preliminary injunction (or similar order) from any court having personal jurisdiction over the Releasor without being required to post any bond or other security and without having to prove the inadequacy of the available remedies at law.

    6.        Reformation. It is the intention of the Releasor that each provision of this Release shall be enforceable to the maximum extent permitted by applicable law. If any provision contained in this Release is determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its being too extensive or restrictive in any respect, (x) such provision shall be interpreted to the maximum extent in all respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.

    7.        No Oral Modification. This release may not be modified orally, but only by a writing signed by each respective Releasee against whom the modification is to be enforced.

    8.        Survival. The obligations and liabilities of the Releasor hereunder shall survive forever. This release shall remain in full force and effect notwithstanding the dissolution of any of the Releasing Parties after the date hereof.

[Signature page to Release
Dated as of April 18,2006]

Dated April 18, 2006

/s/ Alan Kanter
Alan Kanter

State of Massachusetts        )
                                                  ) ss.:
County of Suffolk                  )

On this 18th day of April 18, 2006, before me, Alan Kanter, personally appeared, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same.

WITNESS my hand and official seal.

          /s/ Theresa A. Losco
         Notary Public